CEL-SCI CORPORATION

                                  Common Stock

      THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

         THESE   SECURITIES  HAVE  NOT  BEEN  APPROVED  OR  DISAPPROVED  BY  THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This Prospectus relates to shares (the "Shares") of common stock (the "Common Stock") of CEL-SCI Corporation (the "Company") which may be issued pursuant to certain employee incentive plans adopted by the Company. The employee incentive plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's Common Stock. Persons who received Shares pursuant to the Plans and who are offering such Shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

         The Company has Incentive Stock Option Plans, Non-Qualified Stock Option Plans and Stock Bonus Plans. In some cases the plans described above are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between the Company and the Plan participants.

         The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

         None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").


                      The date of this Prospectus is __________, 2000.

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (7 World Trade Center, Suite l300, New York, New York 10048), and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:

                               CEL-SCI Corporation
                           8229 Boone Blvd., Suite 802
                             Vienna, Virginia 223l4
                                 (703) 506-9460
                              Attention: Secretary

         The following documents filed with the Commission by the Company (Commission File No. 0-11503) are hereby incorporated by reference into this
Prospectus:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999; and

         (2) The Company's report on Form 10-Q for the quarter ended December 31, 1999.

    (3)  Proxy Statement relating to the March 17, 2000 Meeting of Shareholders.

         All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                TABLE OF CONTENTS
                                                                            PAGE


THE COMPANY ............................................................      5

RISK FACTORS ...........................................................      6

COMPARATIVE SHARE DATA .................................................      9

USE OF PROCEEDS ........................................................     11

SELLING SHAREHOLDERS ...................................................     11

PLAN OF DISTRIBUTION ...................................................     14

DESCRIPTION OF COMMON STOCK ............................................     14

GENERAL .................................................................    15

                                   THE COMPANY

         The Company was formed as a Colorado corporation in 1983 and is involved in the research and development of certain drugs and vaccines. The Company's first product, Multikine(TM), manufactured using the Company's proprietary cell culture technologies, is a combination, or "cocktail", of natural human interleukin-2 ("IL-2") and certain lymphokines and cytokines. Multikine is being tested to determine if it is effective in improving the immune response of cancer patients. The Company's second product, HGP-30, is being tested by the Company's wholly-owned subsidiary, Viral Technologies, Inc. to determine if it is an effective vaccine/treatment against the AIDS virus. The third technology the Company is developing, L.E.A.P.S. (Ligand Epitope Antigen Presentation System) is a T-cell modulation technology which can be used to direct a specific immune response and which is thought to be particularly important in the case of diseases which have no approved vaccinations such as herpes simplex, malaria, and AIDS. The Company intends to use this new technology to improve the cellular immune response of persons vaccinated with HGP-30 and to develop potential treatments and/or vaccines against various diseases. Present target diseases are AIDS, herpes simplex, malaria, tuberculosis, prostate cancer and breast cancer.

         Before human testing can begin with respect to a drug or biological product, pre-clinical studies are conducted in laboratory animals to evaluate the potential efficacy and the safety of a product. Human clinical studies generally involve a three-phase process. The initial clinical evaluation, Phase I, consists of administering the product and testing for safe and tolerable dosage levels. Phase II trials continue the evaluation of safety and determine the appropriate dosage for the product, identify possible side effects and risks in a larger group of subjects, and provide preliminary indications of efficacy. Phase III trials consist of testing for actual clinical efficacy within an expanded group of patients at geographically dispersed test sites.

         The costs associated with the clinical trials relating to the Company's technologies, research expenditures and the Company's administrative expenses have been funded with the public and private sales of shares of the Company's Common Stock and borrowings from third parties, including affiliates of the Company.

         The Company does not expect to develop commercial products for several years, if at all. The Company has had operating losses since its inception, had an accumulated deficit of approximately $(54,332,000) at December 31, 1999, and expects to incur substantial losses for the foreseeable future.

    The Company's executive offices are located at 8229 Boone Blvd., #802, Vienna, Virginia 22182, and its telephone number is (703) 506-9460.

     As of February 24, 2000 the Company had 18,977,351 shares of Common Stock issued and outstanding.

                                  RISK FACTORS

         Investors should be aware that this offering involves certain risks, including those described below, which could adversely affect the value of their holdings of Common Stock. The Company does not make, nor has it authorized any other person to make, any representation about the future market value of the Company's Common Stock. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares offered by this Prospectus

The Company Has Earned Only Limited Revenues and Has a History of Losses.

         The Company has had only limited revenues since it was formed in 1983. Since the date of its formation and through December 31, 1999 the Company incurred net losses of approximately $(54,332,000). During the quarter ended December 31, 1999 the Company suffered a loss of $(1,704,408). The Company has relied principally upon the proceeds of public and private sales of securities to finance its activities to date. All of the Company's potential products are in the early stages of development, and any commercial sale of these products will be many years away. Accordingly, the Company expects to incur substantial losses for the foreseeable future.

         There can be no assurance the Company will be profitable. At the present time, the Company intends to use available funds to finance the Company's operations. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, no common stock dividends have been declared or paid by the Company. The Company does not presently intend to pay dividends on its common stock and there can be no assurance that common stock dividends will ever be paid.

The Company Needs Additional Capital to Finance Its Operations.

         Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly, especially in the United States, but also in foreign countries. The different steps necessary to obtain regulatory approval, especially that of the Food and Drug Administration ("FDA"), involve significant costs and may require several years to complete. The Company expects that it will need additional financing over an extended period of time in order to fund the costs of future clinical trials, related research, and general and administrative expenses. The Company may be forced to delay or postpone development and research expenditures if the Company is unable to secure adequate sources of funds. These delays in development may have an adverse effect on the Company's ability to produce a timely and competitive product. There can be no assurance that the Company will be able to obtain additional funding from other sources.

Cost Estimates for Clinical Trials and Research May be Inaccurate.

         The Company's estimates of the costs associated with future clinical trials and research may be substantially lower than the actual costs of these activities. If the Company's cost estimates are incorrect, the Company will need additional funding for its research efforts. Products Which May Be Developed by the Company Will Require Regulatory Approvals Prior to Sale.

         Therapeutic agents, drugs and diagnostic products are subject to approval, prior to general marketing, by the FDA in the United States and by comparable agencies in most foreign countries. The process of obtaining FDA and corresponding foreign approvals is costly and time consuming, particularly for pharmaceutical products such as those which might ultimately be developed by the Company, VTI or its licensees, and there can be no assurance that such approvals will be granted. Any failure to obtain or any delay in obtaining such approvals may adversely affect the ability of potential licensees or the Company to successfully market any products developed. Also, the extent of adverse government regulations which might arise from future legislative or administrative action cannot be predicted.

The Company is Dependent on an Unrelated Corporation to Manufacture Multikine

          The Company has an agreement with an unrelated corporation for the production, until August 2000, of Multikine for research and testing purposes. At present, this is the Company's only source of Multikine. If this corporation could not, for any reason, supply the Company with Multikine, the Company estimates that it would take approximately six to ten months to obtain supplies of Multikine under an alternative manufacturing arrangement. The Company does not know what cost it would incur to obtain this alternative source of supply.

The Biomedical Field in Which the Company is Involved is Undergoing Rapid and Significant Technological Change.

         The successful development of therapeutic agents and diagnostic products from the Company's compounds, compositions and processes, through Company financed research or as a result of possible licensing arrangements with pharmaceutical or other companies, will depend on its ability to be in the technological forefront of this field. There can be no assurance that the Company will achieve or maintain such a competitive position or that other technological developments will not cause the Company's proprietary technologies to become uneconomical or obsolete.

The Company's Patents Might Not Protect the Company's Technologies.

         Certain aspects of the Company's technologies are covered by U.S. and foreign patents. In addition, the Company has a number of patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford the Company. Disputes may arise between the Company and others as to the scope and validity of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that the Company will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns, including universities, may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to the Company. The scope and validity of such patents, if any, the extent to which the Company may wish or need to acquire the rights to such patents, and the cost and availability of such rights are presently unknown. Also, as far as the Company relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology. The Company's first MULTIKINE patent will expire in the year 2000. Since the Company does not know if it will ever be able to sell MULTIKINE on a commercial basis, the Company cannot predict what effect the expiration of this patent will have on the Company. Notwithstanding the above, the Company believes that trade secrets and later issued patents will protect the technology associated with Multikine past the year 2000.

The Company's Product Liability Insurance May Not Be Adequate.

         Although the Company has product liability insurance for Multikine and its HGP-30 vaccine, the successful prosecution of a product liability case against the Company could have a materially adverse effect upon its business if the amount of any judgment exceeds the Company's insurance coverage.

The Loss of Management and Scientific Personnel Could Adversely Affect the Company.

          The Company is dependent for its success on the continued availability of its executive officers. The loss of the services of any of the Company's executive officers could have an adverse effect on the Company's business. The
Company does not carry key man life insurance on any of its officers. The Company's future success will also depend upon its ability to attract and retain qualified scientific personnel. There can be no assurance that the Company will be able to hire and retain such necessary personnel.

Shares Issuable Upon the Conversion of Options, Warrants and Convertible Securities May Depress the Price of the Company's Common Stock.

         The Company has issued options to its officers, directors, employees and consultants which allow the holders to acquire additional shares of the Company's Common Stock. In some cases the Company has agreed that, at its expense, it will make appropriate filings with the Securities and Exchange Commission so that the securities issuable upon the exercise of the options will be available for public sale. Such filings could result in substantial expense to the Company and could hinder future financings by the Company.

         Until the options expire, the holders will have an opportunity to profit from any increase in the market price of the Company's Common Stock without assuming the risks of ownership. Holders of the options may exercise them at a time when the Company could obtain additional capital on terms more favorable than those provided by the options. The exercise of the options will dilute the voting interest of the owners of presently outstanding shares of the Company's Common Stock and may adversely affect the ability of the Company to obtain additional capital in the future. The sale of the shares of Common Stock issuable upon the exercise of the options could adversely affect the market price of the Company's stock.

         In connection with the sale of the Company's Series D Preferred Stock, the Company issued Series A and Series B Warrants which collectively allow for the purchase of 1,100,000 shares of the Company's common stock.

         In December 1999 and January 2000, the Company sold 1,148,592 shares of its common stock, plus Series A and Series B warrants, to three private investors. The Series A warrants permit the holders of the warrants to purchase 402,007 shares of the Company's common stock at a price of $2.925 per share at any time prior to December 8, 2002. The Series B warrants allow the investors, under certain circumstances, to acquire additional shares of the Company's common stock at a nominal price in the event (i) the price of the Company's common stock falls below $2.4375 per share or (ii) the Company raises in excess of $1,000,000 at a price which is below either the then prevailing market price of the Company's common stock or $2.4375 per share. Since the price of the Company's common stock has been volatile in the past, investors could experience substantial dilution upon the exercise of the Series B warrants if there is a decline in the market price of the Company 's common stock.

         The issuance of common stock upon the exercise of the Company's outstanding options and warrants, as well as future sales of such common stock or of shares of common stock held by existing stockholders, or the perception that such sales could occur, could adversely affect the market price of the Company's common stock. See "Comparative Share Data".

Competition in the Research, Development and Commercialization of Products Which May be Used in the Prevention or Treatment of Cancer and AIDS is Intense.

         Most pharmaceutical and biotechnology companies are developing products for these diseases. Many of these companies have substantial financial, research and development, and marketing resources and are capable of providing significant long-term competition either by establishing in-house research groups or by forming collaborative ventures with other entities. In addition, both smaller companies and non-profit institutions are active in research relating to cancer and AIDS and are expected to become more active in the future.

The Market Price for the Company's Common Stock is Volatile.

         The market price of the Company's common stock, as well as the securities of other biopharmaceutical and biotechnology companies, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new therapeutic products by the Company or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the market price of the Company's Common Stock.

                             COMPARATIVE SHARE DATA

         As of February 24, 2000, the Company had 18,977,351 shares of its common stock outstanding.

         The following table reflects shares of common stock which may be issued as a result of the exercise of outstanding options and warrants or the conversion of other securities issued by the Company. By means of separate registration statements filed with the Securities and Exchange Commission, the shares of common stock referenced in Notes A through E are being offered for public sale. The shares of common stock issuable upon the exercise of options which are held by the Company's officers and directors, and which are referenced in Note F, are being offered for sale by means of this prospectus. See "Selling Shareholders".

                                                 Number of             Note
                                                  Shares            Reference

Shares outstanding as of February 24, 2000(1)    18,977,351

Shares issuable upon exercise of                    402,007              A
Series A warrants

Shares issuable upon exercise of                        --               A
Series B warrants

Shares issuable upon exercise of                    50,000               B
sales agent warrants (1997 offering)

Shares issuable upon exercise of sales agent        25,000               C
warrants (1999 offering)

Shares issuable upon exercise of warrants        1,100,000               D
sold to investors in December 1997 private offering

Shares issuable upon exercise of options           135,000               E
granted to investor relations consultants

Shares issuable upon exercise of options and     3,153,448               F
warrants granted to the Company's officers, directors, employees, consultants, and third parties

A. In December 1999 and January 2000, the Company sold 1,148,592 shares of its common stock, plus Series A and Series B warrants, to a group of private investors for $2,800,000. The Series A warrants allow the holders to purchase up to 402,007 shares of the Company's common stock at a price of $2.925 per share at any time prior to December 8, 2002. The Series B warrants allow the holders, under certain circumstances, to acquire additional shares of the Company's common stock at a nominal price in the event (i) the price of the Company's common stock falls below $2.4375 per share prior to certain vesting dates, or (ii) the Company raises in excess of $1,000,000 at a price which is below either the then prevailing market price of the Company's common stock or $2.4375 per share.

      The fixed vesting dates for the purposes of the Series B warrants are:

                                December 8, 2000
                                  June 8, 2001
                                December 8, 2001
                                  June 8, 2002
                                December 8, 2002

    Other vesting dates will occur when an extraordinary event occurs, such as a change in the control of the Company, the bankruptcy or liquidation of the Company, or the failure of the Company's common stock to be listed on the American Stock Exchange, the NASDAQ Stock Market or the NASDAQ SmallCap market.

      Upon the occurrence of a vesting date, the additional shares (if any) which the Company will be required to issue to the holders of the Series B warrants will be determined in accordance with the following formula:

                               [(C x PA) / A] - C

 C    =     The number of shares  purchased  by the Series B warrant  holder and not yet sold

 PA   =     The Adjustment  Price from the  immediately  preceding
            vesting date or, with respect to the first vesting date, $2.4375.

 A    =     Adjustment  price,  which is equal to the  lesser  of
            $2.4375, or the average of the 10 lowest closing bid prices of the Company's common stock during the 30 trading days immediately preceding the vesting date.

    In addition to the foregoing, if the Company raises in excess of $1,000,000 through the sale of common stock, or securities convertible into common stock, at a price which is below either the then prevailing market price of the Company's common stock or $2.4375 per share, then the holders of the Series B warrants will be entitled to receive additional shares of the Company's common stock in accordance with the following formula:

                             [(C x $2.4375) / D] - C

            C    =      The number of shares purchased by the Series B warrant
                        holder and not yet sold on the date of the financing.

            D    =      An amount  equal to the  lesser of the  average of the
                        closing bid prices of the Company's common stock for the 10 trading days immediately preceding the date of the financing, or the price per share of the common stock, or common stock equivalent (as the case may be), sold in the financing.

      The actual number of shares issuable upon the exercise of the Series B warrants (if any) will vary depending upon a number of factors, including the price of the Company's common stock at certain dates. Accordingly, the number of shares (if any) which may be issued upon the exercise of the Series B warrants cannot be determined at this time. However, based upon the market price of the Company's common stock on February 18, 2000, the Company would not be required to issue any material shares of its common stock if the Series B warrants were exercised as of that date.

B. In connection with the Company's December 1997 sale of Series D preferred shares and warrants, Shoreline Pacific Institutional Finance, the sales agent for such offering, received a commission plus warrants to purchase 50,000 shares of the Company's common stock. The sales agent warrants are exercisable at a price of $8.62 per share at any time prior to December 22, 2001.

C. In connection with the Company's December 1999 sale of common stock and warrants, Reedland Capital Partners, a division of Financial West Group, acted as the sales agent for such offering and received a commission of $125,000 plus Series A warrants to purchase 25,000 shares of the Company's common stock. The sales agent warrants are exercisable at a price of $2.925 per share at any time prior to December 8, 2002.

D. In December 1997, the Company sold 10,000 shares of its Series D Preferred Stock, and 1,100,000 warrants, to ten institutional investors for $10,000,000. All Series D Preferred shares were subsequently converted into 5,201,400 shares of the Company 's common stock. Warrants for the purchase of 550,000 shares of common stock are exercisable at a price of $8.62 at any time prior to December 22, 2001. Warrants for the purchase of 550,000 shares of common stock are exercisable at a price of $9.31 at any time prior to December 22, 2001. As of December 31, 1999 none of the warrants had been exercised.

E. The Company has granted options for the purchase of 135,000 shares of common stock to certain investor relations consultants in consideration for services provided to the Company. The options are exercisable at prices ranging between $2.50 and $5.00 per share and expire between June 2000 and February 2004.

F. The options are exercisable at prices ranging from $2.38 to $11.00 per share. The Company may also grant options to purchase additional shares under its Incentive Stock Option and Non-Qualified Stock Option Plans.

                                 USE OF PROCEEDS

         All of the shares offered by this Prospectus are being offered by certain owners of the Company's Common Stock (the Selling Shareholders) and were issued by the Company in connection with the Company's employee stock bonus or stock option plans. None of the proceeds from this offering will be received by the Company. Expenses expected to be incurred by the Company in connection with this offering are estimated to be approximately $10,000. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through whom they sell any of the Shares.

                              SELLING SHAREHOLDERS

         The Company has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee incentive plans adopted by the Company. The employee incentive plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's Common Stock. Persons who received Shares pursuant to the Plans and who are offering such Shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

         The Company has adopted a number of Stock Option Plans as well as a Stock Bonus Plan. A summary description of these Plans follows. In some cases these Plans are collectively referred to as the "Plans". The total shares reserved under each Plan includes shares authorized by the year 2000 Plans which are being submitted to the Company's shareholders for their approval at the Company's March 17, 2000 Annual Meeting of Shareholders.

         Incentive Stock Option Plans. The Company has Incentive Stock Option Plans which collectively authorize the issuance of up to 1,600,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.

         Non-Qualified Stock Option Plans. The Company has Non-Qualified Stock Option Plans which collectively authorize the issuance of up to 3,260,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plans. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of the Company's Common Stock on the date the option is granted.

         Stock Bonus Plans. The Company has Stock Bonus Plans which collectively allow for the issuance of up to 840,000 shares of Common Stock. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

         Summary. The following sets forth certain information, as of February 24, 2000, concerning the stock options and stock bonuses granted by the Company. Each option represents the right to purchase one share of the Company's Common Stock.

                        Total        Shares
                        Shares     Reserved for     Shares      Remaining
                       Reserved    Outstanding    Issued as   Options/Shares
Name of Plan         Under Plans     Options     Stock Bonus    Under Plans
------------         -----------   -----------   -----------   ---------------

Incentive Stock
   Option Plans       1,600,000      953,850          N/A          604,983
Non-Qualified Stock
  Option Plans        3,260,000    2,042,046          N/A          510,160
Stock Bonus Plans       840,000          N/A      471,804          368,196

         Of the shares issued pursuant to the Company's Stock Bonus Plans 70,303 shares have been issued as part of the Company's contribution to its 401(k) plan and 400,000 shares have been issued to Maximilian de Clara, the Company's President, for services rendered to the Company.

         The following table summarizes the options granted to the Company's officers, directors, employees and consultants pursuant to the Plans as of February 24, 2000. Certain options were granted in accordance with the Company's Salary Reduction Plan. Pursuant to the Salary Reduction Plan, any employee of the Company was allowed to receive options (exercisable at market price at time of grant) in exchange for a reduction in such employee's salary.

            Name of
          Option Holder                      Shares Subject to Options (1)
          -------------                      -----------------------------

          Maximilian de Clara                            278,666
          Geert R. Kersten                             1,070,000
          Patricia B. Prichep                            216,500
          M. Douglas Winship                              94,500
          Eyal Talor, Ph.D                               130,500
          Prem Sarin, Ph.D                               149,500
          Daniel Zimmerman, Ph.D                         106,000
          Michael Luecke                                 100,000
          Alexander G. Esterhazy                          20,000
          John M. Jacquemin                               20,000
          Employees and consultants to Company           575,430

(1) The options issued to the Company's officers and directors are exercisable at prices ranging from $1.94 to $5.62 per share. The other options issued to certain employees of and consultants to the Company are exercisable at prices ranging from $1.94 to $11.00 per share.

         Shares issuable upon the exercise of options granted to the Company's officers and directors pursuant to the Plans, as well as shares issued pursuant to the Stock Bonus Plan, are being offered by means of this Prospectus. The following table provides certain information concerning the shareholdings of the Company's officers and directors and the shares offered by means of this Prospectus.

                                                      Number of Shares
                      Number of    Number of Shares  to be Beneficial-
Name of              Shares          Being Offered    ly Owned on Com-   Percent
Selling             Beneficially   Bonus     Option   pletion of the        of
Shareholder            Owned       Shares   Shares(3)    Offering         Class

Maximilian de Clara   200,000      200,000        --            --        --
Geert R. Kersten      148,598 (1)       -- 1,070,000       148,598         *
Patricia B. Prichep    11,069           --   216,500        11,069         *
M. Douglas Winship      6,860           --    94,500         6,860         *
Eyal Talor, Ph.D        8,039           --   130,500         8,039         *
Prem Sarin, Ph.D        5,836           --   149,500         5,836         *
Daniel Zimmerman, Ph.D  25,381          --   106,000        25,381         *
Michael Luecke           6,074          --   100,000         6,074         *
Alexander G. Esterhazy      --                20,000            --
John M. Jacquemin      210,951 (2)            20,000       210,951

* Less than 1%.

(1) Includes  shares held in trusts for the benefit of Mr.  Kersten's  children.
(2) Represents shares owned by Mooring Capital Fund, a company controlled by Mr. Jacquemin.
(3) Represents shares issued or issuable upon exercise of stock options.

     Mr. de Clara and Mr. Kersten are officers and directors of the Company. Mr. Esterhazy and Mr. Jacquemin are directors of the Company. The other persons in the foregoing tables are officers of the Company.

     In September 1999 the Company issued Mr. de Clara 200,000 shares of the Company's common stock in consideration for services rendered to the Company. Mr. de Clara sold these 200,000 shares prior to February 10, 2000. The 200,000 shares shown in the foregoing table were issued in January 2000 and were also issued in consideration of past services rendered to the Company.

         Each Selling Shareholder has represented that the Shares were purchased for investment and with no present intention of distributing or reselling such Shares. However, in recognition of the fact that holders of restricted securities may wish to be legally permitted to sell their Shares when they deem appropriate, the Company has filed with the Commission under the Securities Act of 1933 a Form S-8 registration statement of which this Prospectus forms a part with respect to the resale of the Shares from time to time in the over-the-counter market or in privately negotiated transactions.

         Certain of the Selling Shareholders, their associates and affiliates may from time to time be employees of, customers of, engage in transactions with, and/or perform services for the Company or its subsidiaries in the ordinary course of business.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders may sell the Shares offered by this Prospectus from time to time in negotiated transactions in the over-the-counter market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/dealer may be in excess of customary compensation).

         The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

         The Company has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling
Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". The Company has also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

                           DESCRIPTION OF COMMON STOCK

         The shares of Common Stock offered by this Prospectus are fully paid and non-assessable. Holders of the Common Stock do not have preemptive rights. Each stockholder is entitled to one vote for each share of Common stock held of record by such stockholder. There is no right to cumulate votes for election of directors. Upon liquidation of the Company, the assets then legally available for distribution to holders of the Common Stock will be distributed ratably among such shareholders in proportion to their stock holdings. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor.

                                     GENERAL

         The Company's Bylaws provide that the Company will indemnify its directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them as a result of their being or having been Company directors or officers unless, in any such action, they have acted with gross negligence or willful misconduct. Officers and Directors are not entitled to be indemnified for claims or losses resulting from a breach of their duty of loyalty to the Company, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or a transaction from which the director derived an improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to the Company's directors and officers, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of l933, and is, therefore, unenforceable.

         No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of the Company since the date hereof or that any information contained herein is correct as to any time subsequent to its date.

         All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is an addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.